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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------
                                   SCHEDULE TO

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                           ---------------------------

                              NEWSEDGE CORPORATION
                            (Name of Subject Company)
                           ---------------------------

                        INFOBLADE ACQUISITION CORPORATION
                             THE THOMSON CORPORATION
                      (Names of Filing Persons -- Offerors)
                           ---------------------------

                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)

                                  652 49 Q 10 6
                      (CUSIP Number of Class of Securities)


                            EDWARD A. FRIEDLAND, ESQ.
                             THE THOMSON CORPORATION
                        METRO CENTER AT ONE STATION PLACE
                           STAMFORD, CONNECTICUT 06902
                            TELEPHONE: (203) 969-8700

                  (Name, Address and Telephone Number of Person
  Authorized to Receive Notices and Communications on Behalf of Filing Person)


                                    COPY TO:

                            JOSEPH J. ROMAGNOLI, ESQ.
                                      TORYS
                                 237 PARK AVENUE
                          NEW YORK, NEW YORK 10017-3142
                            TELEPHONE: (212) 880-6000

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                            Calculation of Filing Fee

      TRANSACTION VALUATION*                    AMOUNT OF FILING FEE

         Not Applicable                            Not Applicable

----------
* Set forth the amount on which the fling fee is calculated and state how it was determined.

/ / Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:                         Filing Party:
                       -------------------                   -----------------
Form or Registration No.:                       Date Filed:
                         -----------------                 -------------------

/X/ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

/X/   third-party tender offer subject to Rule 14d-1.

/ /   issuer tender offer subject to Rule 13e-4.

/ /   going-private transaction subject to Rule 13e-3.

/ /   amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:/ /

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                                  EXHIBIT INDEX

EXHIBIT NO.             DESCRIPTION

99.1 Joint Press Release issued by The Thomson Corporation and NewsEdge Corporation dated August 7, 2001.

99.2 Question and Answer document prepared for NewsEdge, Dialog and other affected Thomson Customers and Partners.

99.3                    Question and Answer document prepared for NewsEdge
                        Employees.

99.4 Question and Answer document prepared for Thomson Legal & Regulatory Employees.

99.5 Sales and Customer Service talking points for all Customers.

99.6                    E-mail for NewsEdge Customers dated August 7, 2001.

99.7                    Memorandum dated August 7, 2001 from Roy Martin to
                        Dialog Employees.

99.8 Memorandum dated August 7, 2001 from Roy Martin to Thomson Legal & Regulatory Employees.